Exhibit 12.1

Central Pacific Financial Corp. & Subsidiaries

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$60,842	$59,828	$47,421	$36,571	$(250,953)
Fixed charges	6,421	7,201	8,802	18,757	42,503
Total	$67,263	$67,029	$56,223	$55,328	$(208,450)

Fixed charges:
Interest on deposits	$3,727	$4,044	$5,033	$9,610	$20,789
Interest on other short-term borrowings	92	6	—	204	1,177
Interest on long-term debt	2,572	3,119	3,701	8,815	20,135
Interest on preferred stock dividends	—	—	—	69	346
Portion of rents representative of the interest factor of rental expense	30	32	68	59	56
Total fixed charges	$6,421	$7,201	$8,802	$18,757	$42,503

Preferred stock dividend requirements	—	—	—	1,502	11,265

Fixed charges and preferred stock dividends	$6,421	$7,201	$8,802	$20,259	$53,768

Ratio of earnings to fixed charges	10.5	9.3	6.4	2.9	NM
Coverage deficiency	$—	$—	$—	$—	$(250,953)

Ratio of earnings to fixed charges and preferred stock dividends	10.5	9.3	6.4	2.7	NM
Coverage deficiency	$—	$—	$—	$—	$(262,218)

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$60,842	$59,828	$47,421	$36,571	$(250,953)
Fixed charges	2,694	3,157	3,769	9,147	21,714
Total	$63,536	$62,985	$51,190	$45,718	$(229,239)

Fixed charges:
Interest on other short-term borrowings	$92	$6	$—	$204	$1,177
Interest on long-term debt	2,572	3,119	3,701	8,815	20,135
Interest on preferred stock dividends	—	—	—	69	346
Portion of rents representative of the interest factor of rental expense	30	32	68	59	56
Total fixed charges	$2,694	$3,157	$3,769	$9,147	$21,714

Preferred stock dividend requirements	—	—	—	1,502	11,265

Fixed charges and preferred stock dividends	$2,694	$3,157	$3,769	$10,649	$32,979

Ratio of earnings to fixed charges	23.6	20.0	13.6	5.0	NM
Coverage deficiency	$—	$—	$—	$—	$(250,953)

Ratio of earnings to fixed charges and preferred stock dividends	23.6	20.0	13.6	4.3	NM
Coverage deficiency	$—	$—	$—	$—	$(262,218)